Exhibit 99.1

EBIX ANNOUNCES FOURTH QUARTER AND FULL YEAR 2013 RESULTS

•	Q4 Diluted EPS of $0.40

•	Full Fiscal Year Diluted EPS of $1.53

ATLANTA, GA - March 14, 2014 - Ebix, Inc. (NASDAQ: EBIX), a leading international supplier of On-Demand software and E-commerce services to the insurance industry, today reported results for the fiscal fourth quarter and full year ended December 31, 2013.

Ebix delivered the following results for the fourth quarter and full year of 2013:

Revenue: Total Q4 2013 revenue was $50.8 million, a decrease of 6% on a year-over-year basis, as compared to Q4 2012 revenue of $54.0 million and an increase of $0.55 million over Q3 2013 revenue of $50.3 million. On a constant currency basis, Ebix revenue increased sequentially to $52.2 million in Q4 of 2013 as compared to $51.9 million in Q3 of 2013.

On a year-over-year basis, Ebix’s Q4 2013 revenue was affected negatively by approximately $1.4 million due to the strengthening of the US dollar as against the currencies in certain of the foreign jurisdictions in which we conduct operations.

For the full fiscal year of 2013, the company reported revenue of $204.7 million, an increase of 2.7% from the prior year revenue of $199.4 million.

Earnings per Share: Q4 2013 diluted earnings per share decreased 17% year-over-year to $0.40, as compared to $0.48 in the fourth quarter of 2012. For purposes of the Q4 2013 EPS calculation, there was an average of 38.5 million diluted shares outstanding during the quarter compared to 38.9 million during the same period in 2012. Sequentially the diluted EPS grew from 34 cents in Q3 of 2013 to 40 cents in Q4 of 2013.

For the full year of 2013, diluted earnings per share fell 15% year-over-year to $1.53 from $1.80 in 2012. For purposes of the EPS calculation, there was an average of approximately 38.6 million diluted shares outstanding during the year 2013 as compared to an average of 39.1 million diluted shares outstanding in 2012.

Operating Cash: Cash generated from operations for the fiscal fourth quarter was $19.3 million, up 5% year-over-year. For the full year, operating cash flow totaled $57.1 million in 2013, down 21% year-over-year as compared to $72.3 million in 2012.

Operating Margins: Operating margins for Q4 2013 were 35% as compared to 37% for Q4 2012. The operating margins for fiscal year 2013 were 37% as compared to 39% for fiscal year 2012.

General and Administrative (“G&A”) expenses increased by $2.9 million in 2013. Legal expenses in 2013 were approximately $6.4 million compared to an average of $1 million in 2012 and 2011. The Company expects legal costs in future quarters to be lower than Q4 of 2013, although these costs are expected to continue affecting margins for some additional period of time. Reported G&A expenses for full year of 2013

Exhibit 99.1

were favorably impacted by a net $9.4 million reduction to contingency based earn out liabilities pertaining to previous business acquisitions made in 2012 and 2011.

Net Income: Q4 2013 net income was $15.2 million, an 18.7% decrease on a year-over-year basis, as compared to Q4 2012 net income of $18.7 million. During fiscal year 2013, net income decreased $11.3 million or 16%, to $59.3 million compared to $70.6 million during 2012. During 2013, the Company had several extraordinary costs including a $4.2 million net charge ($2.6 million net of the associated tax benefit) to settle all claims in the shareholder securities class action. In addition, legal costs year-over-year were $5.4 million higher, as discussed in the preceding paragraph, and the Company’s income tax expenses were significantly higher as a result of increasing our reserve for potential uncertain income tax positions by $6.8 million in 2013 compared to $2.7 million of increases to this reserve recognized in 2012.

Channel Revenues: The Exchange channel continued to be the largest channel for Ebix accounting for 80% of the Company’s 2013 Revenues consistent with 2012.

(dollar amount in thousands)	Three Months Ended December 31,		Year Ended December 31,
Channel	2013	2012	2013	2012
Exchanges	$ 41,184	$ 43,258	$ 163,925	$ 159,678
Broker Systems	4,500	4,899	18,378	18,612
BPO	3,897	4,427	15,678	16,140
Carrier Systems	1,266	1,439	6,729	4,940
Total Revenue	$ 50,847	$ 54,023	$ 204,710	$ 199,370

The quarter over quarter Exchange revenue drop was primarily due to the considerable strengthening of the US dollar as compared to the Australian dollar and the Brazilian Real. The BPO channel’s quarter over quarter revenue from its core certificate tracking and creation business increased. The overall decline in BPO business was due to the non-recurring nature of certain third party software development activities undertaken a year ago.

Ebix Chairman, President & CEO Robin Raina said, “From my perspective, the year 2013 was a good test of the inherent fundamental strength of Ebix’s strong network of clients, products and client relationships. We did extremely well on all these fronts. We are cautiously optimistic about the future as we continue to build momentum in terms of growing our business.”

“Over the last decade, Ebix has been a story of consistency and setting its own benchmarks in terms of operating margins and operating cash flows. We believe that we can get back to setting new benchmarks on these fronts as we grow our top line in the year 2014 and beyond.” Robin added, “Ebix has proven that it is good at buying niche recurring revenue businesses at cost effective prices, generating accretive return on investments expeditiously, generating 35% plus operating margins from the acquired business, using that new asset to pay down its debt while increasing the Company’s cash flows. We intend to use that as another possible vehicle of growth both in the short and long term.”

Ebix SVP and CFO Robert Kerris said, “Ebix ended 2013 with combined cash, cash equivalent, and short-term investments of $57.5 million which were substantially higher than the $37.4 million held at December 31st 2012. The Company’s net debt position at year-end was only $179 thousand as compared to $22.4 million on September 30, 2013 and $44.3 million at the end of 2012. These liquidity positions were achieved during 2013 while the Company reduced debt by $24.6 million, paid $13.8 million in taxes, spent $4.7 million (net of cash acquired) on a strategic business acquisition, repurchased $2.5 million of stock, and paid $2.8 million in dividends to our stockholders. As of March 14th, the Company is in a net cash position of approximately $7.1 million after accounting for all debts.”

Exhibit 99.1

Robert added, “The Company generated $57.1 million of cash from operations during 2013. Our working capital position was $35.7 million at December 31st up from $25.0 million at the end of 2012 primarily due to the cash generated by our operating activities resulting in higher cash balances, and increased trade receivables. The Company will continue to use its working capital and cash generated from operations to support the growth of the Company, both organically and through accretive acquisitions, to pay down debt thereby further strengthening our balance sheet, while also repurchasing shares of our common stock. The Company’s operating margin for the year 2013 was 37%, slightly down from the 39% realized in 2012, primarily due to approximately $6.4 million of increased legal and associated corporate expenses related to litigation and regulatory matters.”

About Ebix, Inc.

A leading international supplier of On-Demand software and E-commerce services to the insurance industry, Ebix, Inc., (NASDAQ: EBIX) provides end-to-end solutions ranging from infrastructure exchanges, carrier systems, agency systems and BPO services to custom software development for all entities involved in the insurance industry.

With 35+ offices across Brazil, Singapore, Australia, the US, New Zealand, India and Canada, Ebix powers multiple exchanges across the world in the field of life, annuity, health and property & casualty insurance while conducting in excess of $100 billion in insurance premiums on its platforms. Through its various SaaS-based software platforms, Ebix employs hundreds of insurance and technology professionals to provide products, support and consultancy to thousands of customers on six continents. For more information, visit the Company’s website at www.ebix.com

SAFE HARBOR REGARDING FORWARD-LOOKING STATEMENTS
As used herein, the terms “Ebix,” “the Company,” “we,” “our” and “us” refer to Ebix, Inc., a Delaware corporation, and its consolidated subsidiaries as a combined entity, except where it is clear that the terms mean only Ebix, Inc.

The information contained in this Press Release contains forward-looking statements and information within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. This information includes assumptions made by, and information currently available to management, including statements regarding future economic performance and financial condition, liquidity and capital resources, acceptance of the Company’s products by the market, and management’s plans and objectives. In addition, certain statements included in this and our future filings with the Securities and Exchange Commission (“SEC”), in press releases, and in oral and written statements made by us or with our approval, which are not statements of historical fact, are forward-looking statements. Words such as “may,” “could,” “should,” “would,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “seeks,” “plan,” “project,” “continue,” “predict,” “will,” “should,” and other words or expressions of similar meaning are intended by the Company to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements are found at various places throughout this report and in the documents incorporated herein by reference. These statements are based on our current expectations about future events or results and information that is currently available to us, involve assumptions, risks, and uncertainties, and speak only as of the date on which such statements are made.

Our actual results may differ materially from those expressed or implied in these forward-looking statements. Factors that may cause such a difference, include, but are not limited to those discussed in our Annual Report on Form 10-K and subsequent reports filed with the SEC, as well as: the risk of an unfavorable outcome of the pending governmental investigations or shareholder class action lawsuits, reputational harm

Exhibit 99.1

caused by such investigations and lawsuits, the willingness of independent insurance agencies to outsource their computer and other processing needs to third parties; pricing and other competitive pressures and the Company’s ability to gain or maintain share of sales as a result of actions by competitors and others; changes in estimates in critical accounting judgments; changes in or failure to comply with laws and regulations, including accounting standards, taxation requirements (including tax rate changes, new tax laws and revised tax interpretations) in domestic or foreign jurisdictions; exchange rate fluctuations and other risks associated with investments and operations in foreign countries (particularly in Australia and India wherein we have significant operations); equity markets, including market disruptions and significant interest rate fluctuations, which may impede our access to, or increase the cost of, external financing; and international conflict, including terrorist acts.

Except as expressly required by the federal securities laws, the Company undertakes no obligation to update any such factors, or to publicly announce the results of, or changes to any of the forward-looking statements contained herein to reflect future events, developments, changed circumstances, or for any other reason.

Readers should carefully review the disclosures and the risk factors described in the documents we file from time to time with the SEC, including future reports on Forms 10-Q and 8-K, and any amendments thereto.

You may obtain our SEC filings at our website, www.ebix.com under the “Investor Information” section, or over the Internet at the SEC’s web site, www.sec.gov.

CONTACTS:

Investors
Steven Barlow, Vice President - Investor Relations
678-281-2043 or steve.barlow@ebix.com
Aaron Tikkoo
678 -281-2027 or atikkoo@ebix.com

Exhibit 99.1

Ebix, Inc. and Subsidiaries
Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
Operating revenue	$50,847	$54,023	$204,710	$199,370
Operating expenses:

Cost of services provided	10,086	10,447	40,471	38,133
Product development	6,414	7,637	26,798	24,825
Sales and marketing	4,085	4,233	15,848	16,687
General and administrative	9,808	8,862	36,480	33,562
Amortization and depreciation	2,648	2,584	10,107	9,155
Total operating expenses	33,041	33,763	129,704	122,362

Operating income	17,806	20,260	75,006	77,008
Interest income	175	76	518	441
Interest expense	(265)	(536)	(1,226)	(1,541)
Non-operating income (loss) - put options	1,592	(486)	342	190
Non-operating expense - securities litigation	—	—	(4,226)	—
Foreign currency exchange gain (loss)	64	172	(262)	1,931
Income before income taxes	19,372	19,486	70,152	78,029
Income tax expense	(4,127)	(741)	(10,878)	(7,460)
Net income	$15,245	$18,745	$59,274	$70,569

Basic earnings per common share	$0.40	$0.50	$1.58	$1.91

Diluted earnings per common share	$0.40	$0.48	$1.53	$1.80

Basic weighted average shares outstanding	38,043	37,216	37,588	36,948

Diluted weighted average shares outstanding	38,536	38,925	38,642	39,100

Exhibit 99.1

Ebix, Inc. and Subsidiaries
Consolidated Balance Sheets

	December 31, 2013	December 31, 2012
	(In thousands, except share and per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$56,674	$36,449
Short-term investments	801	971
Trade accounts receivable, less allowances of $1,049 and $1,157, respectively	39,070	37,298
Deferred tax asset, net	256	1,835
Other current assets	5,548	5,116
Total current assets	102,349	81,669
Property and equipment, net	8,528	10,082
Goodwill	337,068	326,748
Intangibles, net	50,734	52,591
Indefinite-lived intangibles	30,887	30,887
Deferred tax asset, net	20,616	11,245
Other assets	3,682	3,724
Total assets	$553,864	$516,946
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$17,818	$15,497
Accrued payroll and related benefits	6,482	5,431
Short term debt	13,062	11,344
Liability - securities litigation settlement	4,226	0
Contingent liability for accrued earn-out acquisition consideration	4,137	3,265
Current portion of long term debt and capital lease obligation, net of discount of $10 and $13, respectively	827	915
Put option liability	845	0
Deferred revenue	18,918	19,888
Current deferred rent	254	237
Other current liabilities	106	113
Total current liabilities	66,675	56,690
Revolving line of credit	22,840	37,840
Other long term debt and capital lease obligation, less current portion, net of discount of $38 and $78, respectively	20,124	31,592
Contingent liability for accrued earn-out acquisition consideration	10,283	14,230
Put option liability	0	1,186
Deferred revenue	391	375
Long term deferred rent	2,185	1,449
Other liabilities	13,141	6,429
Total liabilities	135,639	149,791

Temporary equity	5,000	5,000

Stockholders’ equity:
Convertible Series D Preferred stock, $.10 par value, 500,000 shares authorized, no shares issued and outstanding at December 31, 2013 and 2012	0	0

Exhibit 99.1

Common stock, $.10 par value, 60,000,000 shares authorized, 38,088,391 issued and 38,047,882 outstanding at December 31, 2013 and 37,131,777 issued and 37,091,268 outstanding at December 31, 2012	3,805	3,709
Additional paid-in capital	164,216	164,346
Treasury stock (40,509 shares as of December 31, 2013 and December 31, 2012)	(76)	(76)
Retained earnings	257,574	201,094
Accumulated other comprehensive loss	(12,294)	(6,918)
Total stockholders’ equity	413,225	362,155
Total liabilities, temporary equity and stockholders’ equity	$553,864	$516,946

Exhibit 99.1

Ebix, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

	Year Ended December 31, 2013	Year Ended December 31, 2012
	(in thousands)
Cash flows from operating activities:
Net income	$59,274	$70,569
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	10,107	9,155
Provision for doubtful accounts	1,147	442
Provision for deferred taxes	(10,368)	(4,760)
Unrealized foreign exchange (gain)/losses	(237)	443
Unrealized gain on put option	(341)	(191)
Share-based compensation	1,941	2,083
Debt discount amortization on convertible debt	42	39
Reduction of acquisition earn-out contingent liability	(10,253)	(699)
Changes in current assets and liabilities, net of acquisitions:
Accounts receivable	(3,347)	(2,023)
Other assets	80	(371)
Accounts payable and accrued expenses	1,135	730
Accrued payroll and related benefits	(1,866)	(594)
Deferred rent	(87)	(132)
Reserve for potential uncertain income tax return positions	6,817	—
Liability - securities litigation settlement	4,226	—
Other liabilities	(225)	(2,384)
Deferred revenue	(983)	(12)
Net cash provided by operating activities	57,062	72,295
Cash flows from investing activities:
Investment in BSI, net of cash acquired	—	(992)
Investment in Taimma, net of cash acquired	—	(5,003)
Investment in Fintechnix, net of cash acquired	—	(4,713)
Investment in PlanetSoft, net of cash acquired	—	(35,078)
Investment in TriSystems, net of cash acquired	—	(9,277)
Investment in CurePet, Inc.	—	(2,000)
Payment of acquisition earn-out contingency, MCN	—	(1,537)
Investment in Qatarlyst, net of cash acquired	(4,740)	—
Payment of acquisition earn-out contingency, USIX	(727)	(1,466)
Payment of acquisition earn-out contingency, Taimma	(2,250)	—
Payment of acquisition earn-out contingency, Health Connect Systems	—	(2,000)
Purchases of marketable securities	—	(785)
Maturities of marketable securities	107	1,466
Investment in Facts	—	(25)
Capital expenditures	(1,230)	(1,965)
Net cash used in investing activities	(8,840)	(63,375)
Cash flows from financing activities:
Proceeds from / (Repayment) to line of credit, net	(15,000)	6,090

Exhibit 99.1

Proceeds from term loan	—	45,000
Proceeds from the issuance of note payable	—	161
Principal payments on term loan obligation	(8,938)	(19,125)
Repurchase of common stock	(2,492)	(18,374)
Payments of long term debt	(665)	(600)
Payments for capital lease obligations	(277)	(284)
Excess tax benefit from share-based compensation	3,237	1,044
Proceeds from exercise of common stock options	2,161	1,020
Forfeiture of certain shares to satisfy exercise costs and the recipients income tax obligations related to stock options exercised and restricted stock vested	(1,681)	(992)
Dividends paid	(2,794)	(7,034)
Net cash provided (used) by financing activities	(26,449)	6,906
Effect of foreign exchange rates on cash and cash equivalents	$(1,548)	$(3,073)
Net change in cash and cash equivalents	20,225	12,753
Cash and cash equivalents at the beginning of the year	$36,449	$23,696
Cash and cash equivalents at the end of the year	$56,674	$36,449
Supplemental disclosures of cash flow information:
Interest paid	1,169	1,350
Income taxes paid	13,779	8,590